Exhibit 99.1

  American States Water Company Announces Earnings for the Three and
                 Nine Months Ended September 30, 2005

    SAN DIMAS, Calif.--(BUSINESS WIRE)--Nov. 9, 2005--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.72 per share for the quarter ended September 30, 2005 as compared to $0.52 per share for the quarter ended September 30, 2004. Basic and fully diluted earnings were $1.29 per share for the nine months ended September 30, 2005 as compared to basic and fully diluted earnings of $1.04 per share for the nine months ended September 30, 2004.

    Third Quarter 2005 Results

    Significantly impacting the third quarter results was a favorable decision by the California Public Utilities Commission ("CPUC"). As the Company's news release announced on July 22, 2005, AWR's subsidiary, Golden State Water Company ("GSWC") received the CPUC's approval to collect the balance of a litigation memorandum account totaling approximately $21.3 million, through a rate surcharge, which will continue for no longer than 20 years. The memorandum account was authorized and established in 2000 to allow GSWC to track costs it incurred in prosecuting the lawsuit filed against Aerojet-General Corporation ("Aerojet") for causing the contamination of the Sacramento County Groundwater Basin and the lawsuit against the State of California, which had regulatory oversight of the clean-up process. As a result of this decision, GSWC recorded an increase of approximately $6.2 million in its regulatory assets, to include previously expensed carrying and other costs, and recorded a corresponding pretax gain in its results of operations during the third quarter of 2005. In addition, GSWC was authorized to restore to the appropriate plant accounts those amounts that have been reimbursed by Aerojet pursuant to the settlement. This resulted in GSWC recording an approximate $1.0 million decrease to depreciation expense during the third quarter of 2005. This favorable decision added about $0.25 per share to earnings.
    Also impacting the results for this quarter was a significant increase in the unrealized gain on purchased power contracts due to an increase in forward energy prices. This unrealized gain added approximately $0.14 per share to the three months ended September 30, 2005, as compared to the unrealized loss of $0.01 per share for the same period of 2004. The Company's purchased power contracts are deemed to be derivative instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".
    Total operating revenues of $68.1 million for the third quarter of 2005 decreased by approximately $900,000 compared to revenues of $69.0 million recorded in the third quarter of 2004. The decrease reflects:
(i) a favorable CPUC decision in August of 2004 resulted in the recording of approximately $2.0 million in the third quarter of 2004 related to retroactive water revenues associated with GSWC's Region II rate increases for which there were no corresponding retroactive revenues recorded in 2005; (ii) decreases in billed water consumption of approximately 2.7%, an impact of approximately $0.03 per share, due to changes in weather conditions, which were partially offset by increases in water rates in 2005; (iii) electric rate increases related to the 8.4 MW generation facilities offsetting a 3.0% decrease in electric usage, and (iv) additional revenues at American States Utility Services, Inc. ("ASUS") associated with the operation of the water and wastewater systems at Fort Bliss, located near El Paso, Texas that commenced on October 1, 2004.
    Total operating expenses increased by 0.8% to $56.7 million for the quarter ended September 30, 2005 as compared to the same period in 2004. The increase in operating expenses reflects: (i) an overall increase in supply costs due to suppliers' rate increases, offset partially by a decline in consumption; (ii) increased maintenance expenses due to increases in scheduled maintenance and emergency repairs at GSWC and higher maintenance expenses at ASUS due to the commencement of operations of the water and wastewater system at Fort Bliss; (iii) higher taxes on income due to an increase in pretax operating income, and a higher effective tax rate that reduced earnings by about $0.07 per share resulting from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, and (iv) an increase in other taxes reflecting additional property taxes resulted from higher assessed values and increases in payroll taxes.
    These increases in operating expenses were offset by: (i) a significant increase in the unrealized gain on purchased power contracts mentioned earlier; (ii) a decrease in the provision for supply cost balancing accounts; (iii) a decrease in administrative and general expenses, and (iv) decreases in depreciation and amortization expense resulting from the favorable CPUC decision on the Aerojet matter, discussed previously.
    Interest charges decreased by 121.0% to ($959,000) compared to $4.6 million for the quarter ended September 30, 2004 primarily due to the CPUC's approval to include in rates previously incurred and expensed interest costs totaling $5.7 million in the Aerojet memorandum account. This was offset by increases in short-term borrowings and higher interest rates on short-term borrowings.
    Year to Date 2005 Results - Significant items that impacted the increase in earnings for the nine months of 2005 in comparison to the prior year were: (i) a favorable decision issued by the CPUC in 2004 that resulted in a net pretax gain of $5.2 million, or approximately $0.20 per share, on the sale of water rights during the second quarter of 2004; (ii) an increase in the unrealized gain on purchased power contracts due to increased energy prices that added approximately $7.5 million (or $0.26 per share) to the nine months ended September 30, 2005 compared to the unrealized gain of $300,000 (or $0.01 per share) for the same period of 2004; (iii) a favorable decision issued by the CPUC on July 21, 2005 regarding the Aerojet memorandum account that increased net income by about $4.3 million in July 2005 or approximately $0.25 per share; (iv) a 6.9% decrease in water consumption in 2005 impacted earnings by approximately $0.15 per share, offset by rate increases, and (v) a decrease in the provision for supply cost balancing account. With respect to the supply cost balancing account, GSWC recorded a cumulative $2.7 million regulatory liability in May 2004 with a corresponding charge booked to the provision for supply cost balancing account for GSWC's Regions I and
II. During the nine months ended September 30, 2005, there was no similar charge for over-collection. In addition, an approximate $1.3 million under-collection in GSWC's Region III memorandum supply cost account was approved by the CPUC and recorded during the nine months ended September 30, 2005 as a reduction to the provision.
    Total operating revenues of $178.4 million for the nine months ended September 30, 2005 increased by $3.4 million compared to operating revenues of $175.0 million recorded for the nine months ended September 30, 2004. Of the total increase in revenues, water revenues increased slightly for the nine months ended September 30, 2005 reflecting rate increases offset by a 6.9% decrease in billed water consumption due to near-record rainfall in Southern California. Electric revenues increased by 4.3% due to a rate increase related to the 8.4 MW natural gas-fueled generator facility offset by a slight decrease in consumption. Other operating revenues increased by $1.8 million due primarily to the additional revenues associated with the operation of the water and wastewater systems at Fort Bliss.
    Total operating expenses increased to $148.0 million for the nine months ended September 30, 2005 as compared to the $146.1 million recorded for the same period in 2004, reflecting: (i) an increase in the groundwater production assessments due primarily to increases in pump assessment rates, offset by a decrease in well production due to a decline in consumption; (ii) a $5.2 million net pretax gain on sale of water rights during the second quarter of 2004 with no corresponding gain in 2005; (iii) higher maintenance costs due to expenses for ASUS Fort Bliss operations and increased scheduled work in one of GSWC's regions, and (iv) higher taxes on income due to an increase in pretax income and a higher effective tax rate that impacted earnings by approximately $0.07 per share, reflecting flow-through adjustments as discussed in the quarterly result. These increases were partially offset by: (i) a decrease in purchased water supply costs and the cost of power for pumping, both reflecting a reduction in customer usage; (ii) a decrease in the provision for supply-cost balancing accounts; (iii) an increase in the unrealized gain on purchased power contracts, and (iv) a net gain of $760,000 recorded in the first quarter of 2005 on a settlement reached for the removal of wells at the Chaparral City Water Company subsidiary.
    Other income was a loss of $165,000 as compared to income of $371,000 for the nine months ended September 30, 2004. This was primarily due to a reduction in GSWC's estimate of customer refunds associated with lease revenues from the city of Folsom in June 2004.
    Interest charges decreased to $8.4 million for the nine months ended September 30, 2005 as compared to $13.3 million for the nine months ended September 30, 2004. The decrease reflects the CPUC's approval of previously incurred and expensed carrying costs totaling $5.7 million in the Aerojet memorandum account, offset by increases in short-term borrowings and higher rates.
    Other - Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
    Q3 2005 Earnings Release Conference Call - The Company will host a conference call on Wednesday, November 9, 2005 at 11:00 a.m. Pacific Time ("PT"), during which time, management will be making a brief presentation focusing on the Company's results, strategies, and operating trends.
    Interested parties can listen to the conference call over the Internet by logging onto www.aswater.com. The call will also be recorded and replayed beginning Wednesday, November 9, 2005 at 3:00 p.m. PT and will run through Wednesday, November 16, 2005. The dial-in number for the audio replay is (800) 642-1687, Conference ID# 1800322.
    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 252,800 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.


                    American States Water Company
                             Consolidated

Comparative Condensed Balance Sheets
                                            September 30, December 31,
             (in thousands)                     2005          2004
--------------------------------------------------------- ------------
                                                   (Unaudited)
Assets

Utility Plant-Net                         $      698,230 $    664,165
Other Property and Investments                    21,627       21,717
Current Assets                                    56,455       53,024
Regulatory and Other Assets                       68,045       71,371
----------------------------------------------------------------------
                                          $      844,357 $    810,277
----------------------------------------------------------------------

Capitalization and Liabilities

Capitalization                            $      491,498 $    480,367
Current Liabilities                              103,927       86,336
Other Credits                                    248,932      243,574
----------------------------------------------------------------------
                                          $      844,357 $    810,277
----------------------------------------------------------------------


Condensed Statements of Income

                                Three Months Ended  Nine Months Ended
(in thousands, except per share     September 30,      September 30,
 amounts)
-------------------------------------------------- -------------------
                                    2005     2004       2005     2004
-------------------------------------------------- -------------------
                                    (Unaudited)        (Unaudited)
Operating Revenues             $  68,071 $ 68,961  $ 178,361 $174,956
                               ------------------- -------------------

Operating Expenses:
      Operations               $  29,785 $ 29,371  $  74,845 $ 79,252
      Unrealized (gain) loss on
       purchased power
       contracts                  (4,018)     224     (7,492)    (257)
      Gain on sale of water
       rights                          -        -          -   (5,675)
      Gain on settlement for
       removal of wells                -        -       (760)       -
      Administration and
       general expenses           10,074   10,591     31,698   31,166
      Maintenance                  3,080    2,593      8,068    7,529
      Depreciation and
       amortization                4,705    5,589     16,036   15,840
      Taxes on income             10,558    5,692     18,582   11,720
      Property and other taxes     2,548    2,235      7,041    6,566
                                ------------------ -------------------

Total Operating Expenses       $  56,732 $ 56,295  $ 148,018 $146,141

Net Operating Income           $  11,339 $ 12,666  $  30,343 $ 28,815

Other Income (Loss), net             (64)     (84)      (165)     371
Interest Charges                    (959)   4,564      8,445   13,312
-------------------------------------------------- -------------------
Net Income                     $  12,234 $  8,018  $  21,733 $ 15,874
-------------------------------------------------- -------------------

Weighted Average Shares
 Outstanding                      16,782   15,318     16,773   15,264
--------------------------------------------------  ------------------
Earnings Per Common Share      $    0.72 $   0.52  $    1.29 $   1.04
-------------------------------------------------- -------------------
Weighted Average Diluted Shares   16,887   15,338     16,845   15,288
-------------------------------------------------- -------------------
Earnings Per Diluted Share     $    0.72 $   0.52  $    1.29 $   1.04
-------------------------------------------------- -------------------
Dividends Declared Per Common
 Share                         $   0.225 $  0.221  $   0.675 $  0.663
-------------------------------------------------- -------------------

    CONTACT: American States Water Company
             Robert J. Sprowls, 909-394-3600, ext. 647